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                                                                     EXHIBIT 4-A

  % Subordinated Promissory Installment Note                   [TRUE VALUE LOGO]


FOR VALUE RECEIVED, TRUE VALUE COMPANY, a Delaware Corporation (hereinafter called the "Company") HEREBY PROMISES TO PAY at the principal office of the company, to the registered owner hereof, the following listed sum, being the face amount of this note, in lawful money of the United States. This note shall be payable in five (5) equal annual installments of principal, the first of which shall be paid on the December 31 next following the date of the note and thereafter on December 31 of each year, and shall bear interest on the
outstanding principal balance at the rate of        percent (   %) per annum,
payable at the time of payment of principal installments.

The Company reserves the right and option of redeeming or prepaying this note, in whole or in part at any time or from time to time, upon the making of such total or partial principal payment together with accrued interest to the date of redemption on the portion being redeemed or prepaid. There shall be no premium payable upon such premature redemption or prepayment.

It is a condition of this obligation of the Company and the holder by the acceptance hereof agrees that the indebtedness evidenced by and accruing on this note shall be and at all times remain junior and subordinate in right of payment to any and all indebtedness of the Company to banking institutions, institutional lenders, trade creditors, and to any liabilities or obligations of the Company as specified by its Board of Directors (herein called "Superior Indebtedness") whether existing, contingent or created after the date of issuance of this note. To this end, (i) in the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company, or the proceeds thereof, to creditors of the Company or upon any indebtedness of the Company occurring by reason of liquidation, dissolution or other winding up of the Company or by reason of any execution sale, receivership, insolvency or bankruptcy proceedings or other proceedings for the reorganization or readjustment of the Company or its debts or properties, or (ii) in the event of a default or during the continuance of a default, on any Superior Indebtedness (under circumstances when the foregoing clause (i) shall not be applicable), then in any of such events Superior Indebtedness shall be first paid and satisfied in full before any payment or distribution of any kind or character, whether in cash, property or securities, shall be made on or in respect of principal of or interest on this note and any payment, dividend or distribution upon or in respect of this note made in or resulting from any event or proceeding referred to in the foregoing clause (i) hereof shall be paid over to the holder or holders of such Superior Indebtedness for the pro rata application on such Superior Indebtedness until such Superior Indebtedness has been fully paid and satisfied. Further, the holder by the acceptance hereof agrees to, with, and for the benefit of the holders of any Superior Indebtedness from time to time outstanding that he or it will not use the indebtedness evidenced by or accruing on this note by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the holder hereof to the Company, whether now existing or hereafter arising.

The Company shall have a LIEN on this note, and a RIGHT OF SETOFF against amounts which may be or become payable hereunder, for such indebtedness to the Company or a subsidiary of the Company of the then current holder hereof as may from time to time exist. In accordance with the Company's By-Laws, if the company exercises its right of setoff, the company shall have the right to discount the note to its then current cash value which shall be the lesser of the face amount of the note or the yield to maturity of the note as discounted at a rate per annum equal to the prime rate in effect on the day of setoff as reported in the Wall Street Journal, plus two percentage points.

No transfer of this note shall be valid unless consented to by the Company in writing and made at the office of the Company by the registered owner in person or by his/her duly authorized attorney and noted hereon, and, except in the case of transfer to banks or other lending institutions or associations, no transfer shall be made to any person other than one who, on the date of such transfer, is a stockholder of the Company.

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IN WITNESS WHEREOF, TRUE VALUE COMPANY has caused this note to be executed by its officers thereunto duly enabled and its corporate seal to be hereunto affixed the date of issue below.


PRINCIPAL AMOUNT                                                       DOLLARS
                    REASON ISSUED -  Redemption of True Value Company
                                       Class B Common Stock            ($      )

REGISTERED OWNER:
                    FINAL INSTALLMENT DATE -

                    DATE OF ISSUE -


                                           TRUE VALUE COMPANY
                                     CHICAGO, ILLINOIS  60631-3505